EXHIBIT 99.1

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES THE APPOINTMENTS OF
JACK BIEGLER AND CHRISTOPHER W. MAHOWALD
AS INDEPENDENT MEMBERS OF ITS BOARD OF DIRECTORS

     DALLAS — June 16, 2005 — Capstead Mortgage Corporation (NYSE: CMO) announced today the appointments of Jack Biegler and Christopher W. Mahowald to serve as independent members of the Board of Directors of Capstead Mortgage Corporation. With the appointments of Messrs. Biegler and Mahowald, the Board of Directors will consist of eight members, seven of whom will be independent.

     Remarked Andrew F. Jacobs, President and Chief Executive Officer, “I am extremely pleased that Jack and Chris have agreed to join our Board. Both individuals bring a breadth of skills and expertise in the real estate industry that will serve our Company well over the long term. Jack has served as President of Ellison Management LLC since 1996 where the recent focus has been on investing in and financing commercial real estate. From 1980 until its sale in 1996, Jack served as Chief Financial Officer of Ray Ellison Industries, which was involved with the development and construction of single-family homes in San Antonio, Texas. Chris has been President of EFO Realty and RSF Partners since 1997 and serves as managing partner of several of their real estate private equity funds. From 1990 to 1997 Chris was a partner with the Robert M. Bass Group where he was a founding principal in several real estate related private equity funds, including the Brazos Fund and the Lone Star Opportunity Fund.”

About Capstead

Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments currently consist primarily of, but are not limited to, residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its equity in credit-sensitive commercial real estate-related assets, including, but not limited to, direct ownership interests in commercial real estate, mezzanine loans and other junior liens on commercial real estate.